INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

The company remains focused on implementing best-in-class employee safety measures, leveraging its balanced business model and maintaining financial discipline.
The company withdraws guidance due to uncertainty regarding the impact of COVID-19.
AUSTIN, Minn. (May 21, 2020) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the second quarter of fiscal 2020. All comparisons are to the second quarter of fiscal 2019 unless otherwise noted.

The impact of the Sadler's Smokehouse acquisition (March 2020) and the CytoSport divestiture (April 2019) are excluded in the presentation of the non-GAAP measures of organic volume and organic net sales. The impact of the one-time gain associated with the CytoSport divestiture last year is excluded from prior year adjusted pretax earnings and adjusted diluted earnings per share. Operating free cash flow is also presented as a non-GAAP metric.

EXECUTIVE SUMMARY

•	Volume of 1.2 billion lbs., up 4%; organic volume[1] up 7%

•	Record net sales of $2.4 billion, up 3%; organic net sales[1] up 6%

•	Pretax earnings of $286 million, down 10%; down 5% to adjusted pretax earnings[1] last year primarily due to lower investment income

•	Operating margin of 12.1%, compared to 13.3% last year

•	Effective tax rate of 20.6%, compared to 11.1% last year

•	Diluted earnings per share of $0.42, down 19%; down 9% to adjusted diluted earnings per share[1] last year

•	Cash flow from operations of $360 million, up 102%

•	Operating free cash flow[1] of $280 million, up 115%

EXECUTIVE COMMENTARY AND OUTLOOK
"As a global branded food company, we play a critical role in providing safe, high-quality food during this challenging time," said Jim Snee, chairman of the board, president and chief executive officer. "I am incredibly proud of the heroic efforts of our production professionals, who have risen to the challenge and continue to produce food with a sense of purpose and pride. Our commitment is to ensure every Hormel Foods employee is safe and healthy and can continue to meet the needs of our customers and consumers."

"Our financial results this quarter demonstrate the value of our balanced business model and our team's ability to react to a rapidly changing environment," Snee said. "We continue to excel and gain market share in channels that are open and available to us, namely the retail channel. We know consumers are looking for trusted brands, and we will continue investing in our leading brands such as SPAM®, SKIPPY®,
Jennie-O®, Hormel® Natural Choice® and Applegate®. Our strong balance sheet and stable cash flows give us the confidence to lean into our business and make the right long-term decisions for our team members, suppliers, customers and shareholders. Even though the COVID-19 pandemic has caused a dramatic shift in consumer behavior, operational disruptions and extreme volatility in raw material markets, we remain financially strong and well-positioned to weather the pandemic."

In the second quarter, the company absorbed approximately $20 million in incremental supply chain costs primarily related to lower production volumes, employee bonuses and enhanced safety measures in its production facilities. The company expects to absorb another $60-$80 million in the second half of the year, weighted primarily to the third quarter. The majority of the increased costs are expected to be temporary.

“Our leadership team has extensive experience effectively managing through volatile input cost markets and changes in consumer behavior, but we have always done so with a fully functioning supply chain across the industry,” Snee said. “The COVID-19 pandemic has created industry uncertainty as to whether we will experience further interruptions. Additionally, the foodservice industry is in the very early stages of a recovery, and we are actively monitoring the pace and magnitude of this recovery. As a result of this uncertainty, we are withdrawing our full-year sales and earnings guidance."

COVID-19 RESPONSE
"Employee safety has been and will continue to be our top priority, and this is why we are committed to making the necessary investments to keep our team members safe," Snee said. "Our industry-leading effort to enhance safety protections for our team members is complemented by our new awareness initiative, called KEEP COVID OUT!, which reinforces the importance of taking preventive measures at our production facilities and in our communities where we work and live."

Enhanced safety procedures have been implemented across the company's facilities, including providing personal protective equipment for all production team members, frequent disinfecting of high-touch areas, reconfiguration of common areas and workstations, temperature and wellness screenings, revised shift scheduling, reducing production line speeds, new guidelines on carpooling, more extensive social distancing measures throughout each facility and where possible, providing remote work opportunities and facilitating access to rapid testing for employees. The company's safety procedures meet or exceed CDC and OSHA guidelines, ensuring that its practices continue to reflect best practices in the food industry. The company has also announced over $11 million in bonuses to all full- and part-time plant production team members.

"I have the highest level of confidence that we have the right strategy, sound fundamentals, best-in-class management and the financial strength to thrive in this dynamic marketplace," Snee said. "I appreciate the work happening across all areas of our company and know we will continue do what is best for our team members and customers."

SEGMENT HIGHLIGHTS – SECOND QUARTER

Refrigerated Foods

•Volume flat; organic volume1 down 1%
•Net sales down 1%; organic net sales1 down 3%
•Segment profit down 17%

Strong retail and deli products sales and the Sadler's Smokehouse acquisition did not fully offset a dramatic decline in foodservice sales. Improved results from products such as Hormel® Black Label® bacon, Applegate® natural and organic meats, Columbus® charcuterie, Hormel® pepperoni and Lloyd's® barbeque meats were more than offset by the adverse profit impact from significantly lower foodservice sales and higher operational costs.

Grocery Products
•Volume up 7%; organic volume1 up 19%
•Net sales up 8%; organic net sales1 up 20%
•Segment profit up 22%

Volume and sales increased as a result of higher consumer demand for branded retail products. Double-digit growth from products such as the SPAM® family of products, SKIPPY® peanut butter, Hormel® chili and Hormel® Compleats® microwave meals more than offset the divestiture of the CytoSport business last year. The significant increase in profit was due to higher sales and an improved mix across the portfolio.

Jennie-O Turkey Store
•Volume up 19%
•Net sales up 12%
•Segment profit up 54%

Improved retail, commodity and whole-bird sales more than offset a decline in foodservice sales. Distribution gains prior to the COVID-19 outbreak and subsequent strong demand during the outbreak for Jennie-O® lean ground products drove double-digit retail sales increases. Segment profit increased due to higher sales and improved operational and live production performance.

International & Other

•Volume down 2%; organic volume1 down 1%
•Net sales up 2%; organic net sales1 up 3%
•Segment profit up 62%

Strong global demand for SPAM® luncheon meat and other branded exports overcame softer foodservice sales, especially in China. Segment profit increased as higher branded export margins and income from affiliates more than offset weaker results in China and lower fresh pork export margins.

CHANNEL HIGHLIGHTS – SECOND QUARTER

In an effort to add an increased level of disclosure and clarity to the nature, timing and uncertainty of our revenue, net sales have been disaggregated into sales channels, which can also be found in the Form 10-Q. The COVID-19 pandemic and subsequent shelter-in-place restrictions drove higher and sustained retail sales for each of the company's segments. The company delivered market share gains in the majority of its retail categories as consumers purchased branded food products at an accelerated rate through various retail outlets, including traditional, mass, club, discount and e-commerce retailers. Deli channel sales increased even as some categories declined. The effect of the pandemic also caused sharp sales declines in the foodservice channel during the quarter for each of the company's segments. International sales increased primarily due to exports of branded and commodity products in the International & Other and Jennie-O Turkey Store segments.
•U.S. retail net sales up 16%
•U.S. deli net sales up 5%
•U.S. foodservice net sales down 21%
•International net sales up 11%

SELECTED FINANCIAL DETAILS

Income Statement

•	Selling, general and administrative expenses increased year over year. The inclusion of the one-time gain resulting from the CytoSport divestiture led to lower expenses in fiscal 2019.

•	Advertising investments were $35 million, flat to last year.

•	Interest and investment income declined during the quarter due to losses on investments of $12 million.

•	Operating margin was 12.1%, compared to 13.3% in fiscal 2019. Operating margin last year benefited from the one-time gain resulting from the CytoSport divestiture.

•	The effective tax rate was 20.6%, compared to 11.1% last year. The lower rate in fiscal 2019 was due to the benefit of the tax gain from the CytoSport divestiture.

Cash Flow Statement

•	Cash flow from operations was $360 million, up 102%. Lower levels of inventory and accounts receivable drove the majority of the increase.

•	Operating free cash flow[1] was $280 million, up 115%.

•	The company paid its 367th consecutive quarterly dividend on May 15, 2020, at the annual rate of $0.93 per share, an 11% increase over the prior year.

•	The company finalized the acquisition of Sadler's Smokehouse for $269 million during the quarter.

•
Capital expenditures in the second quarter were $80 million, compared to $48 million last year. The company's target for capital expenditures in fiscal 2020 is $340 million. Large projects include the Burke pizza toppings plant expansion, a new dry sausage facility in Nebraska, Project Orion and other projects to support growth of branded products.

•	Share repurchases for the quarter totaled $12 million, representing 0.3 million shares purchased.

•	Depreciation and amortization expense in the second quarter was $51 million, compared to $41 million last year. The full-year expense is expected to be approximately $200 million.

Balance Sheet

•	The company remains in a strong financial position with limited debt and consistent cash flows.

•
The company recently renewed its shelf registration statement and will be looking at near-term opportunities to access the debt capital markets to refinance existing debt maturing in April 2021 and to maintain ample liquidity at favorable interest rates.

•	Cash on hand decreased to $606 million from $673 million at the beginning of the year.

•	Total debt is $315 million, up from $250 million at the beginning of the year. The increase is attributable to the adoption of the new lease accounting standards.

•	Working capital decreased to $924 million from $1,256 million at the beginning of the year, primarily related to the long-term debt becoming a current maturity during the quarter.

PRESENTATION

A conference call will be webcast at 8 a.m. CDT on Thursday, May 21, 2020. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-254-3590 and providing the access code 7355932. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 11 a.m. CDT, Thursday, May 21, 2020, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three straight years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 11 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement - Inspired People. Inspired Food.™ - to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Risk Factors" and "Forward-Looking Statements" that appear on pages 30-35 in the company's Form 10-Q for the fiscal quarter ended Jan. 26, 2020, in addition to a supplemental risk factor relating to the COVID-19 pandemic included in our Form 8-K filed on May 21, 2020. Both can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurement of adjusted earnings before income taxes (adjusted pretax earnings) and adjusted diluted earnings per share is presented to provide investors with additional information to facilitate the comparison of past and present operations. Adjusted earnings per share excludes the one-time gain associated with the divestiture of the CytoSport business in the second quarter of fiscal 2019, which was recognized in net unallocated expense and provision for income taxes. The tax benefit was driven by the sale of shares of the CytoSport legal entity.

The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the Sadler's Smokehouse acquisition (March 2020) in the Refrigerated Foods segment and the CytoSport divestiture (April 2019) in the Grocery Products and International & Other segments.

The company defines the non-GAAP adjusted financial measurement of operating free cash flow as cash provided by or used in operating activities from continuing operations (a GAAP measure) less capital expenditures. The company views operating free cash flow as an important measure because it is one factor in evaluating the amount of cash available for discretionary investments.

The company believes these non-GAAP financial measurements provide useful information to investors, because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

ADJUSTED EARNINGS (NON-GAAP)

	Thirteen Weeks Ended
	April 26, 2020	April 28, 2019
	2020 GAAP Earnings	2019 GAAP Earnings	Gain on CytoSport Sale	2019 Non-GAAP Adjusted Earnings	% Change
Total segment profit	$309,706	$294,661	$—	$294,661	5.1
Net unallocated expense	23,098	(23,178)	16,469	(6,709)	(444.3)
Noncontrolling interest	(119)	207	—	207	(157.5)
Earnings Before Income Taxes	$286,489	$318,046	$(16,469)	$301,577	(5.0)
Provision for income taxes	58,873	35,410	16,972	52,382	12.4
Net Earnings	$227,615	$282,636	$(33,441)	$249,195	(8.7)
Less: Net earnings attributable to noncontrolling interest	(119)	207	—	207	(157.5)
Net Earnings attributable to Hormel Foods Corporation	$227,734	$282,429	$(33,441)	$248,988	(8.5)

Diluted Earnings Per Share	$0.42	$0.52	$(0.06)	$0.46	(8.7)

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Thirteen Weeks Ended
	April 26, 2020			April 28, 2019
VOLUME (LBS.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Divestitures	Organic (Non-GAAP)	Organic (Non-GAAP) % Change
Grocery Products	363,703	—	363,703	340,602	(35,103)	305,499	19.1
Refrigerated Foods	576,543	(3,730)	572,813	578,795	—	578,795	(1.0)
Jennie-O Turkey Store	209,477	—	209,477	175,611	—	175,611	19.3
International & Other	83,350	—	83,350	84,999	(1,025)	83,974	(0.7)
TOTAL	1,233,072	(3,730)	1,229,343	1,180,007	(36,128)	1,143,879	7.5

NET SALES
Grocery Products	$683,250	$—	$683,250	$635,319	$(67,415)	$567,904	20.3
Refrigerated Foods	1,247,336	(21,610)	1,225,726	1,257,884	—	1,257,884	(2.6)
Jennie-O Turkey Store	343,056	—	343,056	305,256	—	305,256	12.4
International & Other	148,823	—	148,823	146,285	(1,907)	144,378	3.1
TOTAL	$2,422,465	$(21,610)	$2,400,855	$2,344,744	$(69,322)	$2,275,422	5.5

	Twenty-Six Weeks Ended
	April 26, 2020			April 28, 2019
VOLUME (LBS.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Divestitures	Organic (Non-GAAP)	Organic (Non-GAAP) % Change
Grocery Products	656,621	—	656,621	679,345	(69,910)	609,435	7.7
Refrigerated Foods	1,182,152	(3,730)	1,178,422	1,168,151	—	1,168,151	0.9
Jennie-O Turkey Store	406,676	—	406,676	357,770	—	357,770	13.7
International & Other	174,610	—	174,610	171,634	(2,052)	169,583	3.0
TOTAL	2,420,059	(3,730)	2,416,329	2,376,900	(71,962)	2,304,939	4.8

NET SALES
Grocery Products	$1,223,876	$—	$1,223,876	$1,242,144	$(130,588)	$1,111,556	10.1
Refrigerated Foods	2,599,127	(21,610)	2,577,516	2,536,631	—	2,536,631	1.6
Jennie-O Turkey Store	673,183	—	673,183	626,490	—	626,490	7.5
International & Other	310,714	—	310,714	299,834	(3,889)	295,946	5.0
TOTAL	$4,806,899	$(21,610)	$4,785,289	$4,705,099	$(134,477)	$4,570,623	4.7

OPERATING FREE CASH FLOW (NON-GAAP)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	April 26, 2020	April 28, 2019	% Change	April 26, 2020	April 28, 2019	% Change
Net cash provided by operating activities	$359,872	$178,168		$548,290	$365,593
Purchases of property/equipment	(80,352)	(48,191)		(138,563)	(87,621)
Operating free cash flow	$279,520	$129,977	115.1	$409,727	$277,972	47.4

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	April 26, 2020	April 28, 2019	% Change
NET SALES
Grocery Products	$683,250	$635,319	7.5
Refrigerated Foods	1,247,336	1,257,884	(0.8)
Jennie-O Turkey Store	343,056	305,256	12.4
International & Other	148,823	146,285	1.7
TOTAL	$2,422,465	$2,344,744	3.3

SEGMENT PROFIT
Grocery Products	$127,763	$104,499	22.3
Refrigerated Foods	131,431	158,088	(16.9)
Jennie-O Turkey Store	27,348	17,749	54.1
International & Other	23,164	14,325	61.7
TOTAL SEGMENT PROFIT	309,706	294,661	5.1
Net unallocated expense	23,098	(23,178)	(199.7)
Noncontrolling interest	(119)	207	(157.5)
EARNINGS BEFORE INCOME TAX	$286,489	$318,046	(9.9)

	Twenty-Six Weeks Ended
	April 26, 2020	April 28, 2019	% Change
NET SALES
Grocery Products	$1,223,876	$1,242,144	(1.5)
Refrigerated Foods	2,599,127	2,536,631	2.5
Jennie-O Turkey Store	673,183	626,490	7.5
International & Other	310,714	299,834	3.6
TOTAL	$4,806,899	$4,705,099	2.2

SEGMENT PROFIT
Grocery Products	$196,198	$199,796	(1.8)
Refrigerated Foods	298,775	320,681	(6.8)
Jennie-O Turkey Store	65,899	55,653	18.4
International & Other	43,115	39,303	9.7
TOTAL SEGMENT PROFIT	603,986	615,433	(1.9)
Net unallocated expense	27,297	(9,287)	(393.9)
Noncontrolling interest	(39)	301	(113.0)
EARNINGS BEFORE INCOME TAX	$576,651	$625,021	(7.7)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 26, 2020	April 28, 2019	April 26, 2020	April 28, 2019
Net sales	$2,422,465	$2,344,744	$4,806,899	$4,705,099
Cost of products sold	1,945,113	1,875,595	3,861,127	3,747,616
GROSS PROFIT	477,352	469,149	945,773	957,483
Selling, general and administrative	193,912	170,076	389,433	363,620
Equity in earnings of affiliates	10,021	13,291	17,608	24,749
OPERATING INCOME	293,460	312,364	573,948	618,612
Interest & investment income (expense)	(3,474)	11,297	9,777	18,171
Interest expense	(3,497)	(5,615)	(7,074)	(11,762)
EARNINGS BEFORE INCOME TAXES	286,489	318,046	576,651	625,021
Provision for income taxes	58,873	35,410	106,083	100,866
(effective tax rate)	20.6%	11.1%	18.4%	16.1%
NET EARNINGS	227,615	282,636	470,568	524,155
Less: Net earnings (loss) attributable to noncontrolling interest	(119)	207	(39)	301
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$227,734	$282,429	$470,606	$523,854

NET EARNINGS PER SHARE
Basic	$0.42	$0.53	$0.88	$0.98
Diluted	$0.42	$0.52	$0.86	$0.96

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	538,119	535,480	536,597	534,988
Diluted	546,373	546,330	545,594	546,724

Dividends declared per share	$0.2325	$0.2100	$0.4650	$0.4200

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	April 26, 2020	October 27, 2019
ASSETS
Cash and cash equivalents	$606,073	$672,901
Short-term marketable securities	16,841	14,736
Accounts receivable	536,009	574,396
Inventories	1,048,992	1,042,362
Income taxes receivable	342	19,924
Prepaid expenses	24,229	22,637
Other current assets	16,410	14,457
TOTAL CURRENT ASSETS	2,248,896	2,361,413

Goodwill	2,682,839	2,481,645
Other intangibles	1,023,936	1,033,862
Pension assets	147,878	135,915
Investments in and receivables from affiliates	303,194	289,157
Other assets	238,273	177,901
Property, plant & equipment, net	1,750,165	1,629,111
TOTAL ASSETS	$8,395,181	$8,109,004

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$502,133	$590,033
Accrued expenses	67,481	62,031
Accrued workers' compensation	25,339	24,272
Accrued marketing	111,657	96,305
Employee-related expenses	179,328	213,515
Taxes payable	54,765	6,208
Interest and dividends payable	125,595	112,685
Current maturities of long-term debt	258,295	—
TOTAL CURRENT LIABILITIES	1,324,595	1,105,049

Long-term debt, less current maturities	56,861	250,000
Pension and post-retirement benefits	542,753	536,490
Other long-term liabilities	139,517	115,356
Deferred income taxes	165,253	176,574
Accumulated other comprehensive loss	(447,908)	(399,500)
Other shareholders' investment	6,614,110	6,325,035
TOTAL LIABILITIES & SHAREHOLDERS’ INVESTMENT	$8,395,181	$8,109,004

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 26, 2020	April 28, 2019	April 26, 2020	April 28, 2019
OPERATING ACTIVITIES
Net earnings	$227,615	$282,636	$470,568	$524,155
Depreciation and amortization	50,588	40,725	99,917	80,743
Decrease (increase) in working capital	65,774	(84,828)	(37,065)	(166,487)
Other	15,895	(60,365)	14,870	(72,818)
NET CASH PROVIDED BY OPERATING ACTIVITIES	359,872	178,168	548,290	365,593

INVESTING ACTIVITIES
Net (purchase) sale of securities	(1,975)	(6,664)	(1,991)	(6,664)
Proceeds from sale of business	—	473,885	—	473,885
Acquisitions of businesses/intangibles	(268,878)	—	(268,878)	—
Purchases of property/equipment	(80,352)	(48,191)	(138,563)	(87,621)
Proceeds from sales of property/equipment	7	862	1,121	31,167
Increase in investments, equity in affiliates, and other assets	(11,433)	6,614	(14,824)	14,060
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(362,631)	426,506	(423,135)	424,827

FINANCING ACTIVITIES
Repayments of long-term debt and finance leases	(2,050)	(374,878)	(4,069)	(374,840)
Dividends paid on common stock	(124,501)	(112,162)	(236,750)	(212,287)
Share repurchase	(12,360)	(22,813)	(12,360)	(67,622)
Other	28,095	28,280	64,448	44,277
NET CASH USED IN FINANCING ACTIVITIES	(110,816)	(481,573)	(188,731)	(610,472)
Effect of exchange rate changes on cash	(4,771)	3,537	(3,252)	243
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(118,346)	126,638	(66,828)	180,191
Cash and cash equivalents at beginning of period	724,419	512,689	672,901	459,136
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$606,073	$639,327	$606,073	$639,327